EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-257461, 333-130624, 333-160465, 333-183422, 333-198589, 333-219660) on Form S-8 of our report dated February 28, 2023, with respect to the consolidated financial statements of Perficient, Inc. and the effectiveness of internal control over financial reporting.

 /s/ KPMG LLP
St. Louis, Missouri
February 28, 2023